UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2009

NEW MEDIA LOTTERY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49884	87-0705063
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1400 Technology Drive, Harrisonburg, Virginia	22802
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 540-437-1688

370 Neff Ave, Suite L, Harrisonburg, Virginia 22801

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On July 20, 2009, New Media Lottery Services, Inc., a Delaware corporation (the "Company"), and its direct and indirect Irish subsidiaries, New Media Lottery Services plc (“NM-PLC”) and New Media Lottery (International) Services Ltd. (“NMLS-LTD” and collectively, with the Company and NM-PLC, the "Group"), Milton Dresner and Joseph Dresner, affiliates of the Group, and Trafalgar Capital Specialized Investment Fund-FIS ("Trafalgar") entered into an agreement pursuant to which:

•
Milton Dresner and Joseph Dresner agreed to convert an aggregate of approximately US$6,122,303 of principal owed to them by the Group into shares of the Company's common stock.   The debt converted included (i) the amounts owed to them under a series of promissory notes made by the Group during the period March 2006 through March 2008, (ii) the amount of principal paid by the Dresners on behalf of the Group to satisfy amounts due to Comerica Bank under certain promissory notes dated June 1, 2008 in the aggregate amount of $2.1 million and (iii) the amount of principal assumed by the Dresners under a promissory note made by the Group in favor of Comerica Bank in the amount of $1.9 million dated February 20, 2009 (the "Comerica Note").  In consideration of the benefits conferred upon the Company as a result of the actions taken by the Dresners in (i), (ii) and (iii), above, the Company issued an aggregate of 9,005,700 shares of Common Stock to them.  Specifically, Milton Dresner converted $3,230,133 in principal amount of debt into 4,502,850 shares of Common Stock, at a price of $0.71735 per share, and Joseph Dresner converted $2,882,500 in principal amount of debt into 4,502,850 shares of Common Stock at a price of $0.64015 per share.

•	Milton Dresner and Joseph Dresner agreed to discharge and release the Group from any and all obligations of the Group to pay interest accrued on the Notes, amounting to $233,697.

•	The Company issued to each of Milton Dresner and Joseph Dresner warrants to purchase 750,000 shares of the Company's common stock, exercisable for a period of three years at a price of $.05 per share.

•
Milton Dresner and Joseph Dresner agreed to use all commercially reasonable efforts to cause Comerica Bank to discharge and release the Group from any liability under the Comerica Note and to assume personal liability for all of the Group's repayment and other obligations thereunder and further agreed that in the event Comerica Bank does not agree to relieve the members of the Group from liability under the Comerica Note by August 19, 2009, the Dresners agreed to repay all amounts due thereunder.

•
The members of the Group agreed not to issue any shares of common stock, other than in connection with a capital raising transaction, without first obtaining the written approval of the Dresners.  To the extent that any member of the Group issues any additional shares of common stock, other than in connection with a capital raising transaction, the Dresners shall be entitled to customary anti-dilution protection as to such issuances for a period of one year. The Group agreed that any issuance of additional shares to management would require the written approval of the Dresners.

•	Milton Dresner agreed to resign from the boards of directors of each member of the Group, effective upon the receipt of funds under the credit facility provided by Trafalgar, as described below.

•
Trafalgar agreed to make available to the Company a $1,000,000 credit facility for a period of one year commencing as of the date of the agreement. The first draw down is to be in the gross amount of $300,000.  Subsequent draw downs against the credit facility are subject to Trafalgar's approval, in its sole discretion.  The first draw down shall be made less deductions of $100,168.80, which includes (i) $60,000 loaned to the Company in June 2009 plus $148.80 of interest on the $60,000 loan and (ii) fees and costs incurred by Trafalgar in connection with extension of the credit in the aggregate amount of $40,020.

•
During the one-year period after the date of the agreement, Trafalgar agreed not to (i) issue any shares of the common stock to itself for any purposes (if it acquired the power to do so), (ii) convert any outstanding debt owed to it by any member of the Group into securities of any member of the Group or to exercise any outstanding securities it held in any member of the Group or (iii) convert any convertible securities into shares of common stock of any member of the Group.

On July 22, 2009, the Company received the first draw down under the credit facility in the gross amount of $300,000.  After giving effect to the above deductions, the Company received a net amount of $199,831.20 from this draw down.  The parties currently are negotiating the terms of the debt instrument that will govern the credit facility.

Prior Relationship Between the Group and Trafalgar.

During June and October 2008, NM-PLC borrowed an aggregate of €2.45 million principal amount from Trafalgar in two tranches.  Each loan is governed by the terms of a Convertible Loan Agreement that bears interest at the rate of 8% per annum (collectively, the "Loan Agreements").  Under these agreements, amounts of principal and interest under the loan agreements are payable monthly as provided in the applicable document, each of which payments is subject to a redemption premium of 12.5%.  The loan made in June 2008 matures in May 2010 and the loan made in October 2008 matures in April 2010.  NM-PLC granted a security interest to Trafalgar in all of its assets pursuant to the terms of the debenture described below.  As of the date of this report, the principal outstanding balance on these loans was €2,211,111.

Pursuant to the terms of a debenture executed concurrently with the loan agreements, NM-PLC granted a security interest in all of its property, assets and receivables to Trafalgar.  Under the debenture, Trafalgar has the right, among other things, to seize all of NM-PLC's assets upon a default, to operate its business and sell all or any part of its assets, to collect is debts and prosecute any rights it may have under any agreement.

NM-PLC failed to make the payments of principal under the Loan Agreements due on December 31, 2008 and was in default thereunder for failing to make such payments when due.  Upon a default, the entire amount due and owing under the Loan Agreements automatically became immediately due and payable.  The default under the Loan Agreements occasioned a default under the debenture and as of the default date Trafalgar had the right to take control of the Group's assets.

As a further result of the defaults under the Trafalgar Loan Agreements:

•	NM-PLC was in default under the terms of a share pledge agreement under which it pledged all of the shares it owns in NM-LTD to Trafalgar; and

•	NM-LTD was in default under the terms of each of security agreement (styled a "Debenture") and a guaranty it executed in favor of Trafalgar on January 26, 2009.

In order to cure the default under the Loan Agreements, on March 24, 2009, the Company and NM-PLC entered into a Restructuring Agreement in favor of Trafalgar under which payments during the period beginning on December 30, 2008 through June 30, 2009 would be deferred and recommence as of July 31, 2009 in the amounts provided for in the agreement.  In consideration of the indulgence granted by Trafalgar, the Company agreed (i) to pay Trafalgar a restructuring fee of €150,000, half of which was to be added to the principal amounts outstanding principal balance of each loan and (ii) the Company agreed to enter into each of a pledge agreement and corporate guaranty agreement in favor of Trafalgar.  In addition, Milton Dresner and Joseph Dresner agreed to transfer an aggregate of 9,005,700 shares of NM-US common stock registered in their names to Trafalgar so that after the transfer, Trafalgar would own approximately 42% of the outstanding shares of the Company.

Under the Pledge Agreement, the Company pledged all of the common shares it owned in NM-PLC to Trafalgar and upon any default under any of the loan documents (the loan agreements, the debenture or the guaranty) it would transfer title to said shares to Trafalgar.  Under the Corporate Guaranty, upon a default by NM-PLC in the payment of any amount due to Trafalgar under the loan documents, NM-US would be required to pay any amount not paid when required to be paid.

On May 12, 2009, the board of directors of the Company appointed Jeffrey Sternberg to serve as a member of the board of directors.  In addition, the board of directors of NM-PLC appointed Mr. Sternberg to serve as a director.  Mr. Sternberg was appointed to the boards of both corporations at the request of management of Trafalgar, the holder of 9,005,700 shares of the Registrant's common stock, or approximately 42% of the class, as described below.

There are no written or oral agreements in place to nominate or vote for Mr. Sternberg or any representative of Trafalgar to serve on the board of directors in the future.  The Company and Mr. Sternberg have not discussed compensation arrangements or his appointment to any committees of the board of directors.

Since 2007, Mr. Sternberg has served as an analyst for Trafalgar, tracking and evaluating potential transactions and monitoring the company's expenditures but does not otherwise own any interest in Trafalgar.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the agreement described in Item 1.01, above, the Company issued to each of Milton Dresner and Joseph Dresner warrants to purchase 750,000 shares of the Company's common stock, exercisable for a period of three years at a price of $.05 per share.  The Company issued the warrants pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the agreement described in Item 1.01, above, Milton Dresner resigned as a director of each member of the Group.

Item 8.01 Other Events.

On July 20, 2009, the Company moved its principal executive offices to 1400 Technology Drive, Harrisonburg, Virginia.  The Company leases approximately 500 square feet of office space on a month to month basis at a monthly rent of $1,000, which includes electric, local telephone and internet access.  There is no lease agreement between the parties.  The office building at which the Company leases the space is owned by an entity in which Nathan Miller is a principal.  Mr. Miller is a former affiliate of the Group by virtue of having owned controlling block of stock in the Company and having been an officer and director of the Company and the NMLS-LTD.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1
Agreement dated July 20, 2009 by and among New Media Lottery Services, Inc., New Media Lottery Services plc (“NM-PLC”), New Media Lottery (International) Services Ltd., Milton Dresner and Joseph Dresner, on the one hand, and Trafalgar Capital Specialized Investment Fund-FIS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIA LOTTERY SERVICES, INC.

Date: July 23, 2009	By:	/s/ John T. Carson
John T. Carson, President